Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 26th day of February, 2026, by and between Union Bankshares, Inc., a Vermont corporation with offices in Morrisville, Vermont (the “Company”), Union Bank, a Vermont-chartered Bank and wholly-owned subsidiary of the Company (the “Bank” and together with the Company, the “Employer”), and Jeffrey F. Weidley (the “Executive” and together with the Employer, the “Parties” and individually, a “Party”).

WHEREAS, the Employer desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.DEFINITIONS
Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms as set forth in Exhibit A hereto.

Section 2.EMPLOYMENT
As of the Effective Date, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, on the terms and conditions set forth in this Agreement.

Section 3.TITLES, DUTIES AND BOARD SERVICE
(a)Titles and Transition. As of the Effective Date, the Executive shall be employed full-time as the President of the Company and the Bank. During a transition period beginning on the Effective Date and ending at the close of business on July 3, 2026 (the “Transition Period”), the Executive shall work with the current Chief Executive Officer (“CEO”) of the Company and the Bank to familiarize himself with the Employer’s management, operations, policies and procedures in order to facilitate a smooth and efficient transition of the Employer’s executive management. During the Transition Period, the Executive shall report jointly to the Boards of Directors of the Company and the Bank (together, the “Boards”) and the CEO. Effective as of the close of business on July 3, 2026, the Executive shall assume the additional title and duties of the CEO of the Company and the Bank and thereafter shall report solely to the Boards.
(b)Duties. In his roles as President and Chief Executive Officer of the Company and the Bank following the Transition Period, the Executive shall undertake the overall management of the Company and the Bank, subject to supervision of the Boards, and shall have such duties, responsibilities and authority as customarily attend such positions and as may be assigned to him by the Boards from time to time. The Executive shall faithfully perform the duties and responsibilities of his positions; shall devote substantially all of his business time and energies to the business and affairs of the Employer; and shall use his best efforts, skills and abilities to promote the Employer’s interests. The Executive may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that, in the judgment of the Board of Directors of the Company or the Bank, would adversely affect the Executive’s performance of his responsibilities and duties hereunder or would be inconsistent or conflict with the business interests of the Employer, unless the Executive receives the prior written consent of the Employer.
(c)Board Service. The Executive will also serve as a member of the Boards of Directors of the Company and the Bank, subject to any required approval by shareholders. The Executive shall be appointed to the Board of Directors of the Bank, effective as of the Effective Date, and shall be nominated to stand for election to the Board of Directors of the Company at the 2026 annual meeting of shareholders. No additional compensation shall be paid to the Executive for his service on the Boards.

Section 4.TERM OF EMPLOYMENT
(a)Initial Term. The Executive’s employment shall be for an initial term of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated sooner pursuant to this Agreement. The Employer shall notify the Executive in writing (a “Notice of Non-Renewal”) not less than ninety (90) days prior to the third anniversary of the Effective Date if the Employer does not intend to extend the Executive’s employment in accordance with Section 4(b).
(b)Extension of Term. Unless this Agreement is not renewed by the Employer in accordance with Section 4(a), this Agreement shall be deemed automatically extended after the initial term for an additional one (1) year term commencing on the third anniversary of the Effective Date. After the initial one year extension of the Term, this Agreement shall renew for successive one year periods, unless and until the Employer provides a Notice of Non-Renewal to the Executive at least ninety (90) days prior to the end of the then current one year renewal term. During any extension of the term of this Agreement under this Section 4(b), all other provisions of this Agreement shall remain in effect. References in this Agreement to the “Term” of the Agreement, shall include the initial term and any extension under this Section 4(b) or under Section 4(c), as the context may require.
(c)Extension of Term upon Change in Control. The parties shall enter into a Change in Control Agreement on or about the date hereof containing mutually agreeable terms. Notwithstanding anything to the contrary contained herein, upon a Change in Control, if the then remaining term of the Executive’s employment hereunder is less than two (2) years, the term of this Agreement shall be extended automatically to a date that is two (2) years following such Change in Control. During any such extension, all other provisions of this Agreement shall remain in effect, except as otherwise provided in Section 9(f).
(d)Effect of Expiration of Term. Upon expiration of this Agreement pursuant to a timely Notice of Non-Renewal in accordance with Section 4(a) or 4(b), the Executive’s employment with the Employer shall cease, and this Agreement shall terminate without further obligations to the Executive, except as provided under Section 9(a). In addition, the Executive’s service on the Boards of Directors of the Company and the Bank shall terminate, in accordance with Section 8(g) hereof.

Section 5.COMPENSATION AND RELATED MATTERS
(a)Base Salary. Beginning on the Effective Date, the Employer shall pay the Executive a base salary at the annual rate of Five Hundred Thousand Dollars ($500,000.00) (“Base Compensation”). The Base Compensation shall be paid in substantially equal installments in accordance with the Bank’s compensation policies and procedures on the payroll dates established by the Bank for its senior executive officers. The Base Compensation shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors and may be adjusted in the Company’s sole discretion.
(b)Other Executive Compensation.
(i)Short-Term Incentive Plan (“STIPP”). The Executive shall be eligible to participate in the Company’s annual Short Term Incentive Performance Plan, as such plan may be amended from time to time in the Company’s sole discretion. Awards, if any, to the Executive under the STIPP attributable to the 2026 performance period shall be prorated.
(ii)Long-Term Incentive Plan (“LTIP”); Initial Award. The Executive shall be eligible to participate in the Company’s 2024 Equity Incentive Plan. Awards, if any, under the LTIP shall be in such form and amount and subject to such terms and conditions (including vesting) as the Company’s Board may determine from time to time in the Company’s sole discretion. In addition, as of the Effective Date, the Executive shall receive an initial grant of 3,000 Restricted Stock Units (“RSUs”), to be settled solely in common stock of the Company on a one-for-one basis, with one-third of the grant vesting on December 15, 2026, and one-third vesting on each of the first and second anniversaries of December 15, 2026, subject to the Executive’s continued employment through the applicable vesting date(s).
(iii)Split Dollar Insurance. In addition to the $300,000 life insurance policy provided to the Employer’s senior executives under its group life insurance plan, within one year following the Effective Date, the Bank shall purchase a $700,000 split dollar Bank-owned policy on the Executive’s life, under the same terms (other than policy face amount) applicable to the Employer’s other senior executives.
(iv)Other Executive Benefit Plans. The Executive shall be eligible to participate in such other executive benefit plans as the Employer may make available to its executives from time to time, in the Employer’s sole discretion, including the Employer’s Executive Nonqualified Excess Plan.
(c)Copies of Executive Benefit Plans. The Employer has provided to the Executive, or otherwise made available to him, copies of the executive benefit plans referenced in section 5(b).
(d)Clawback. The Executive agrees that incentive compensation that Employer pays or awards to the Executive is subject to recoupment (i.e., clawback) by the Employer to the extent required under the Company’s Clawback Policy, as it may be amended from time to time, or as otherwise required by law.

Section 6. OTHER BENEFITS
(a)Benefits. The Executive shall be eligible to participate in such broad-based medical, dental, disability, retirement, life insurance, and other employee benefits on the same basis as may be provided to the Employer’s full-time employees. All such broad-based benefits may be created, changed, suspended or terminated from time to time in the Employer’s sole discretion.
(b)Paid Time Off. The Executive shall be entitled to reasonable paid time off (“PTO”), which shall encompass and include vacations and sick leave, consistent with the Employer’s current or established PTO policies. For purposes of calculating the PTO to which the Executive is entitled as of the Effective Date, the Employer shall consider the Executive as having fifteen (15) years of service.

(c)Automobile. The Employer shall provide the Executive a Company owned automobile for his exclusive use and shall pay the associated fuel, maintenance and insurance costs and expenses. The Executive shall be responsible for any income tax liability for personal use of the vehicle.
(d)Expense Reimbursement. The Employer shall reimburse the Executive for all ordinary and necessary business expenses which are incurred by the Executive in the performance of his duties hereunder and which are subject to reimbursement in accordance with the Employer’s expense reimbursement policy, as in effect from time to time.
(e)Relocation Assistance. In order to help defray expenses incurred or to be incurred by the Executive in connection with the relocation of his primary residence required by Section 7(b), the Employer shall reimburse the Executive for the reasonable, documented cost of packing, moving and unpacking the contents of his current residence to his new residence in Vermont. In addition, the Employer will provide a lump sum relocation assistance benefit to the Executive in the amount of $25,000, to be used at the Executive’s sole discretion to help defray other ancillary expenses associated with his relocation to Vermont.

Section 7.PRIMARY WORK LOCATION; RELOCATION OF RESIDENCE
(a)Work Location. The Executive’s primary work location shall be at the Employer’s main office at 20 Lower Main Street in Morrisville, Vermont, and the Executive shall be expected to be present at such office on business days, unless otherwise engaged in out-of-office work-related activities or occasional travel to the Bank’s branches or non-branch offices.
(b)Relocation of Residence. The Executive agrees to relocate his primary residence to within 50 road miles of Morrisville, Vermont on or before May 20, 2026.

Section 8.TERMINATION
This Agreement may terminate prior to expiration of the Term in accordance with the provisions of this Section 8. For the avoidance of doubt, (i) the provisions of this Section 8 and of Section 9 shall apply only in respect of a termination of employment not in connection with a Change in Control and termination of the Executive’s employment in connection with a Change in Control shall be governed instead by the provisions of the Change in Control Agreement; and (ii) expiration of the Term of this Agreement pursuant to the Employer’s non-renewal of this Agreement under Section 4(a) or 4(b) shall not be considered a termination of the Executive’s employment by the Employer within the meaning of Sections 8(a) or 8(b).
(a)By the Employer for Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time for Cause. Such termination shall be effective immediately upon Notice of Termination to the Executive. If the Employer terminates the Executive’s employment for Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 9(b).
(b)By the Employer without Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time and for any reason during the Term by giving the Executive forty-five (45) days’ prior written notice of his termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice. If the Employer terminates the Executive’s employment without Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 9(c).

(c)By the Executive without Good Reason. The Executive may elect to terminate this Agreement and to voluntarily resign his employment at any time for any reason under circumstances other than those in Section 8(d) by giving the Employer not less than ninety (90) days’ prior written notice of his termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice, unless the Employer elects, in its sole discretion, to terminate the Executive’s employment as of a date prior thereto. If the Executive terminates this Agreement pursuant to this Section 8(c) during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 9(b).
(d)By the Executive for Good Reason. The Executive may elect to terminate this Agreement and his employment for Good Reason. Before the Executive may terminate this Agreement for Good Reason, the Executive must provide the Employer with a Notice of Termination describing the existence of the condition or conditions giving rise to Good Reason no later than ninety (90) days after the date of the initial occurrence of such condition or conditions, and the Employer must have failed to remedy such condition or conditions within the thirty (30)-day period following such Notice of Termination. If the Executive terminates this Agreement for Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Sections 9(c).
(e)Death. The Executive’s employment shall terminate on account of the Executive’s death. If the Executive’s employment is terminated on account of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s estate or other legal representatives under this Agreement, except as provided under Section 9(d).
(f)Disability. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment on account of the Executive’s Disability. Such termination shall be effective immediately upon Notice of Termination to the Executive. If the Executive’s employment is terminated on account of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 9(d).
(g)Resignation from Boards of Directors. In the event of (i) termination of the Executive’s employment for any reason (including, without limitation, termination by the Employer without Cause), or (ii) expiration of the Term of this Agreement pursuant to Section 4, the Executive’s service as a Director of the Company and the Bank, and any of their affiliates, shall immediately terminate. The Executive hereby acknowledges and agrees that this Section 8(g) shall constitute the Executive’s notice of resignation from the Boards of Directors of the Company and the Bank and any of their affiliates, effective upon Expiration of the Term or termination of the Executive’s employment with the Employer for any reason, and without need of any further writing.

Section 9.PAYMENTS TO EXECUTIVE UPON TERMINATION
(a) Generally. Subject to this Section 9, the Executive (or the Executive’s estate or other legal representatives if the Agreement terminates on account of the Executive’s death) shall be entitled to receive the following (together, “Accrued Benefits”) upon termination of the Executive’s employment upon (A) expiration of this Agreement due to non-renewal or (B) termination under any of the circumstances contemplated in Sections 8(a) through 8(f):
(i)Payment of the Executive’s earned but unpaid Base Compensation (including, without limitation, all items which constitute wages under applicable law) as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s compensation policies and procedures but in no event later than the date required by applicable law;
(ii)Payment of the Executive’s earned but unused PTO as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s PTO policy, subject, however, to the special calculation rule in Section 6(b); and
(iii)All accrued or vested rights and benefits (if any) to which the Executive is entitled due to or upon his termination of employment as required, independent of this Agreement, by the terms of any employee benefit plans and programs of the Employer in existence as of the date of the Executive’s termination of employment, including the plans and benefit programs referenced in Sections 5(b) and 6, and the terms of any grants or awards thereunder.
(b)Termination by the Employer for Cause or by the Executive without Good Reason. If the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a) or the Executive terminates his employment without Good Reason pursuant to Section 8(c), the Executive shall be entitled to receive payment of his Accrued Benefits and no other compensation.
(c)Termination by the Employer without Cause or by the Executive for Good Reason; Severance Compensation. If the Employer terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive the following: (i) his Accrued Benefits and (ii) subject to Executive’s compliance with Section 9(e), a lump sum payment equal to eighteen (18) months of Base Compensation, calculated at the annual rate in effect on the date of termination, plus one and one-half (1.5) times the amount of the Executive’s target-level award under the STIPP for the year in which the termination occurs, expressed as percentage of the Executive’s Base Compensation.
Such payment shall be made as soon as reasonably practicable following the date as of which all requirements for payment have been satisfied (including, but not limited to, the execution and delivery of a Release, as described and defined in Section 9(e), and the passage of any applicable revocation period); provided, however, that, if payable, payment shall be made no later than the end of the “applicable 2 1⁄2 month period” (as that phrase is used for purposes of the short-term deferral exemption to Code Section 409A set forth in Treasury Regulation Section 1.409A-1(b)(4).
If the Executive shall die prior to the receipt of all such payments under this Section 9(c), the remainder of such payments shall be paid to his surviving spouse or, if she has no surviving spouse, to his estate.
Notwithstanding the above, any amounts payable by reason of the Executive’s termination of employment under this Agreement that are subject to Code Section 409A that would, but for this paragraph, be payable during the six (6) month period following the Executive’s termination of employment, shall not be paid during such six (6) month period, but shall instead be paid on the first day of the seventh (7th) month following the Executive’s termination of employment.
(d)Termination Due to Death or Disability. In the event of termination of the Executive’s employment on account of the Executive’s death or on account of the Executive’s Disability, the Executive or the Executive’s estate or other legal representatives shall be entitled to receive payment of the Executive’s Accrued Benefits.
(e)Release and other Conditions. Payment and provision of the benefits described in clause (ii) of Section 9(c) hereof (the “Severance Payment”) are subject to and expressly conditioned upon the Executive’s execution and delivery to the Employer of a separation agreement and general release in favor of the Employer in form and substance satisfactory to the Employer (the “Release”), within forty-five (45) days after the Executive’s termination of employment, which (after the expiration of any and all revocation periods and rights, if any) has become fully effective and irrevocable, releasing the Company, the Bank and their affiliates, and their respective directors, officers, employees, and agents from any and all claims or potential claims arising from or related to the Executive’s employment with the Employer or the termination of that employment. In no event shall any Severance Payment be due or payable unless and until such Release becomes effective and all statutory rights to rescind, revoke or terminate the same have expired unexercised; and further provided that in no event may the Executive designate the calendar year in which a Severance Payment shall be paid. In the event (i) any of the Severance Payment may be considered nonqualified deferred compensation under Code Section 409A and (ii) the forty-five day period and applicable revocation period referenced herein span two calendar years, the Severance Payment shall be made in all events in the second of the two calendar years.
The Executive’s entitlement to the Severance Payment shall be subject to and expressly conditioned upon the Executive’s continuing compliance with his obligations under Sections 12, 13 and 14 of this Agreement. Anything in this Agreement to the contrary notwithstanding, if the Executive is determined by a court or arbitrator to have breached any of the provisions of Sections 12, 13 or 14 of this Agreement, then the Employer shall be entitled to obtain reimbursement from the Executive, and the Executive shall be obligated to reimburse the Company, for any Severance Payment previously paid to the Executive, in addition to exercising any and all other rights or remedies available to the Employer under this Agreement or applicable law.
(f)Payments in Connection with a Change in Control. Notwithstanding anything to the contrary in this Agreement, payments to which the Executive is entitled upon termination of his employment constituting a Qualifying Termination under the Change in Control Agreement shall be governed by the Change in Control Agreement and not this Agreement.
(g)Return of Employer Property. Upon termination of this Agreement for any reason, the Executive shall return all property of the Employer, whether tangible or intangible and including, without limitation, the Confidential Information referenced in Section 13(b).

Section 10.CODE SECTION 409A
This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Employer shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (i) the date specified by the provisions of this Agreement or (ii) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Any payments that are delayed pursuant to this Section shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service (or, if earlier, upon the Executive’s death) and the remaining payments (if any) shall begin on such date in accordance with their original schedule.

Any severance benefits payable hereunder are intended not to constitute nonqualified deferred compensation subject to Section 409A of the Code pursuant to the (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to any severance benefits payable hereunder, as applicable, in order of payment in such manner as results in the maximum exclusion of such severance benefits from treatment as nonqualified deferred compensation under Section 409A of the Code.
Notwithstanding any other provision of this Agreement, the Executive shall be solely liable, and the Employer shall not be liable in any way to the Executive, if any payment or benefit which is to be provided pursuant to this Agreement and which is considered nonqualified deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

Section 11.COMPLIANCE WITH FDI ACT
Notwithstanding anything contained herein to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement, the Change in Control Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder codified at 12 CFR Part 359.

Section 12.NON-DISPARAGEMENT COVENANT
In consideration of the covenants of the Employer contained herein, during the Term and following expiration of this Agreement under Section 4 or termination of the Executive’s employment for any reason under Section 8, the Executive shall not, in writing or orally, or through conduct, disparage, deprecate, discredit or vilify the Company or the Bank or any of their affiliates, or the Employer’s services, products, customers, or employees or those of its affiliates. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook or X, or through postings on internet websites, chat rooms or other social media.

Section 13.CONFIDENTIALITY
(a)Protection of Confidential Information. In consideration of the covenants of the Employer contained herein, during the Term and for a period of two (2) years following expiration of this Agreement under Section 4 or termination of the Executive’s employment for any reason under Section 8, the Executive shall not, without the prior written consent of the Company, the Bank, or any of their affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information.
(b)Return of Confidential Information. Upon termination of employment, the Executive hereby agrees to deliver promptly to the Company, the Bank, or any of their affiliates all memoranda, notes, records, manuals, other documents, or access codes or access devices, including all copies of such materials in whatever form maintained, containing Confidential Information, whether made or compiled by the Executive or furnished to him from any source by virtue of the Executive’s relationship with the Company, the Bank, or any of their affiliates.

(c)Cooperation. Regardless of the reason for the Executive’s cessation of employment, the Executive shall furnish such information as may be in the Executive’s possession and will cooperate with the Company, the Bank, or any of their affiliates as may reasonably be requested in connection with any claims or legal actions in which the Company, the Bank, or any of their affiliates are or thereafter may become a party. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses the Executive incurs in order to satisfy his obligations under this Section 13(c).

Section 14.NON-COMPETITION AND NON-SOLICITATION
(a)Non-Competition Covenant. In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Restricted Period and within a fifty (50) “air” mile radius from any location at which the Company, Bank, or any Subsidiary or affiliate maintains an office (the “Geographic Restricted Area”), the Executive shall not, without specific written approval of the Employer, directly or indirectly, whether on behalf of or in conjunction with any entity or person, and whether for the Executive’s own benefit or account or for the benefit or account of any person or entity other than the Company, the Bank or any of their affiliates, engage in any banking, trust, wealth management, lending or other financial services as an owner, employee, independent contractor, consultant, director, representative, agent, or in any other capacity.
(b)Non-Solicitation Covenants. In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Restricted Period and within the Geographic Restricted Area, the Executive shall not, without specific written approval of the Employer, directly or indirectly, whether on behalf of or in conjunction with any entity or person, and whether for the Executive’s own benefit or account or for the benefit or account of any person or entity other than the Company, the Bank or any of their affiliates:
(i)Interference with Business Relationships. Directly or indirectly request, advise or otherwise cause any past, present, or future client or customer of the Company, the Bank, or any of their affiliates to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their affiliates; or
(ii)Solicitation of Clients and Customers. Directly or indirectly (A) cause, suggest, or induce others to call on any past, present, or future client or customer of the Company, the Bank, or any of their affiliates, for the purpose of (x) selling or providing to any such client or customer any products or services offered by (or that compete with the products or services offered by) the Company, the Bank, or any of their affiliates, (y) causing such client or customer to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their affiliates, or (z) enticing, diverting, or taking away any such client or customer from the Company, the Bank, or any of their affiliates; or (B) solicit, canvas or accept any business on behalf of any other bank, insurance agency, trust, or other financial services business, other than the Company, the Bank, or any of their affiliates, from any past or present client or customer of the Company, the Bank, or any of their affiliates; or
(iii)Solicitation of Employees and Others. During the Restricted Period, the Executive shall not, whether personally or in association with others, and whether on behalf of or in conjunction with any entity or person, directly or indirectly, by any means or device whatsoever, (A) solicit, aid in the solicitation of, induce, encourage, persuade or recruit, or attempt to solicit, induce, encourage, persuade or recruit, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, or any of their affiliates, to terminate or alter such employment, retention or engagement or to apply for or accept employment or retention with any other person or entity, (b) hire or employ or attempt to hire or employ, or solicit for employment or any other engagement, or cause any other person, firm, corporation or other entity to hire or employ or attempt to hire or employ or solicit for employment or any other engagement, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, or any of their affiliates, or (c) solicit, encourage or induce any person or entity known by him to have a contractual relationship with the Company, the Bank, or any of their affiliates to discontinue, terminate, cancel or refrain from entering into or expanding such contractual relationship.
(c)No Conflict with Executive’s Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party, including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or other party. Prior to the Effective Date hereof, the Executive has provided to the Employer copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which he is a party in order to ensure Executive’s compliance with this Section 14(c).
(d)Effect of Change in Control Agreement. Notwithstanding anything to the contrary herein, if the Executive experiences a Qualifying Termination of employment under the Change in Control Agreement, the non-disparagement, confidentiality, non-competition and non-solicitation covenants in Sections 12, 13 and 14 shall be superseded by the non-disparagement, confidentiality, non-competition and non-solicitation covenants contained in the Change in Control Agreement.

Section 15.REFORMATION AND INJUNCTIVE RELIEF
(a)Intended Reformation of Covenants. All the Parties hereto acknowledge that the Parties have carefully considered the nature and scope of this Agreement. The activities, period, and area covered by Sections 13 and 14 are expressly acknowledged and agreed to be fair, reasonable, and necessary. To the extent that any covenant contained in Sections 12, 13 or 14 is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the Parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal, and enforceable to the fullest extent of the law.
(b)Injunctive Relief. The Executive acknowledges and agrees that, upon any breach by the Executive of his obligations under Sections 12, 13 or 14 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief via a court of law of competent jurisdiction, notwithstanding the provisions of Section 17 of this Agreement. Nothing in this Section 15(b) shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Executive.

Section 16. NOTICES
All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:
If to the Employer:
Union Bankshares, Inc. and Union Bank
Attn: Board Chair
20 Lower Main Street
Morrisville, VT 05661
and
If to the Executive:
At the address on file with the Employer.

Section17.MEDIATION AND ARBITRATION
(a)Generally. If the Executive and the Employer have any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement, or any other dispute arising out of this Agreement, every reasonable attempt will be made to resolve any differences or dispute within thirty (30) days of an issuance of written notice by either Party to the other Party. If a successful resolution of any differences or dispute has not been achieved to the satisfaction of both arties at the end of the thirty (30)-day period, the steps outlined in the following Sections 17(b), 17(c) and 17(d) shall apply.
(b)Alternative Dispute Resolution. Except as otherwise expressly provided hereunder, the Parties agree that any and all disputes arising out of the Executive’s employment, or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance, or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement (“ADR”). The initiation of ADR shall first require mediation, and the Parties agree to first try to settle any dispute through mediation. Mediation shall be initiated by either Party by the serving of a written notice of intent to mediate (a “Mediation Notice”) by one Party upon the other in accordance with Section 17(c). If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration. Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an “Arbitration Notice”) by one Party upon the other.
(c)Mediation Notice. If a Party wishes to initiate ADR with respect to a claim, a Mediation Notice must be served on the other Party within six (6) months from the date on which the claim arose. If the Parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.
(d)Arbitration. If mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as modified by this Agreement. There shall be a single arbitrator to be agreed upon by the Parties; provided that, if the Parties are unable to agree upon a single arbitrator, the Executive and the Employer shall each name an arbitrator, and the two (2) arbitrators so named shall name a third (3rd) arbitrator. The arbitration proceedings shall be heard by the arbitrator(s), and the decision of the arbitrator, or of a majority of the panel if one has been selected, shall be final and binding on the Parties. All arbitration proceedings shall be confidential. The arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. An Arbitration Notice must be served on the other Party within one (1) year from the date on which the claim arose, and failure to bring such a claim within such one (1)-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it. All mediation and arbitration proceedings shall be conducted in Burlington, Vermont, unless the Parties otherwise agree in writing.
(e)Costs. The cost of any mediation proceeding and any arbitration proceeding shall be shared equally by the Parties to the dispute; provided, however, that if the dispute is resolved in an arbitration proceeding substantially in favor of a Party, the cost of such arbitration proceeding shall be paid in full by the other Party. Each Party shall be responsible for its own cost of representation and counsel in any mediation or arbitration proceeding.

Section 18.SUCCESSORS AND ASSIGNS
(a)No Assignment by Executive. The rights and obligations of the Executive hereunder are not assignable or delegable, and any such assignment or delegation will be null and void, provided, however, that in the event of his death any and all amounts due the Executive hereunder shall be paid to his surviving spouse, or if she has no surviving spouse, to his estate, including without limitation any amounts due the Executive under Section 8 hereof.
(b)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, beneficiaries, heirs, and personal representatives.
(c)Employer’s Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place.
(d)Interpretation. As used in this Section 18, the Employer shall include the Company, the Bank, and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation, or otherwise) which executes and delivers the written agreement described in Section 18(c) or which otherwise becomes bound by all the terms and provisions of this Agreement.

Section 19.GENERAL PROVISIONS
(a)Entire Agreement. This Agreement, including the Exhibits hereto, and the Change in Control Agreement constitute the entire understanding and agreement between the Parties hereto with respect to the Employer’s employment of the Executive, and supersede and revoke any and all prior agreements and understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.
(b)Withholding. The Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state, or other law, and may transmit such withheld amounts, as appropriate, to the appropriate taxing authorities.
(c)Survival of Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Agreement which by their terms are to be performed subsequent to termination, including, without limitation, Sections 9, 12, 13, 14, 15, and 17 and this Section 19, shall survive the termination of this Agreement and shall remain fully enforceable.

(d)Governing Law. This Agreement shall be interpreted under, subject to, and governed by the substantive laws of the State of Vermont, without giving effect to provisions thereof regarding conflict of laws.
(e)Modification and Waiver. This Agreement may not be modified or amended, except by an instrument in writing signed by the Parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A and shall be subject to amendment in the future, in such manner as the Employer, in consultation with the Executive, may deem necessary or appropriate to effect such compliance; provided, that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, except by written instrument of the Party charged with such waiver. Except as otherwise expressly provided in a written waiver, a waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.
(f)Cooperation and Further Assurances. Each of the Parties agrees to execute all further instruments and documents and to take all further action as the other Party may reasonably request in order to effectuate the terms and purposes of this Agreement.
(g)Section Headings. The section headings appearing in this Agreement are for convenience of reference only and in no way define, limit, or affect the scope, substance or interpretation of any section of this Agreement.
(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
(i)Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original signed agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

EXECUTIVE’S ACKNOWLEDGEMENT
The Executive acknowledges that he was presented with this Agreement at least three days prior to executing the Agreement, has had a full and complete opportunity to review the terms, enforceability, and implications of this Agreement; that he has had a full and complete opportunity to present it to competent legal counsel for review; and that the Employer has not made any representations and warranties to the Executive concerning the terms, enforceability, or effect of this Agreement other than as set forth in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above

UNION BANKSHARES, INC.

By:	/s/ David S. Silverman
Name: David S. Silverman
Title: President & CEO

UNION BANK

By:	/s/ David S. Silverman
Name: David S. Silverman
Title: President & CEO

EXECUTIVE

/s/ Jeffrey F. Weidley
Jeffrey F. Weidley

EXHIBIT A
DEFINITIONS

•“Cause” shall mean any one or more of the following:
(i)the Executive’s willful, material and continued failure to perform the Executive's reasonable and customary duties with the Company, the Bank or an of their affiliates, provided that (A) the Board has delivered to the Executive a written demand for substantial performance which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and provides the Executive with at least thirty (30) consecutive calendar days to correct such failure; (B) if requested by the Executive, the Executive shall have been provided the opportunity to be heard in person by the Board of the Bank or the Company (with the assistance of the Executive’s legal counsel if the Executive so desires); and (C) the Executive has failed to correct such failure(s) within such 30 day period to the reasonable satisfaction of the Board of the Company or the Bank (as applicable), as evidenced by a resolution duly adopted in good faith by a majority of the members of such Board; or
(ii)the Executive willfully engages in dishonesty, illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or the Bank or any of their affiliates; or
(iii)the Executive is convicted of, or enters a plea of no contest to, a felony; or
(iv)the Executive willfully engages in misconduct that would justify immediate dismissal under any Code of Conduct applicable to the Bank’s employees generally or any special Code of Conduct expressly applicable to the Executive by virtue of his officer title with the Company, the Bank or any of their affiliates; or
(v)the Executive is the subject of a formal written sanction or order by any bank regulatory agency having jurisdiction over the Bank or any affiliate.

•For purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Bank and its affiliates. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of the Bank or of an affiliate, based upon the advice of counsel for the Bank or an affiliate, or based upon the instructions of another officer (if any) having seniority of title over the Executive, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank and its Affiliates.

•“Change in Control” shall mean the occurrence of any of the following events:
(i)one person (or more than one person acting as a group) acquires beneficial ownership of stock of the Company or the Bank that, together with the stock already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or the Bank; provided, however, that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock, or the percentage of ownership increases due to the repurchase of shares by the issuer;
(ii)one Person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) beneficial ownership of the

Company’s stock possessing more than 50% of the total voting power of the stock of the Company;
(iii)a majority of the members of the Company’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iv)one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Bank or the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Bank or the Company, as the case may be, immediately before such acquisition(s).

•“Change in Control Agreement” shall mean the Change in Control Agreement between the Executive and the Bank, and joined in by the Company, of even date with this Employment Agreement.

•“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

•“Confidential Information” shall mean any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Company, the Bank, or any of their affiliates, or the business of their customers, provided to the Executive, or which the Executive obtained, compiled or had access to, or had obtained or compiled on his behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, including, without limitation, but subject to the foregoing, the following:
(i)Financial information regarding the Company, the Bank, or any of their affiliates;
(ii)Subject to applicable law, personnel data, including compensation arrangements relating to any employees of the Company, the Bank, or any of their affiliates (excluding data regarding the Executive that is part of his personnel file);
(iii)Internal plans, practices, and procedures of the Company, the Bank, or any of their affiliates;
(iv)The names, personal identifying information, portfolio information, investment strategies, requirements, lending, deposit or other account information, or any similar information, of any customers, clients, or prospects of the Company, the Bank, or any of their affiliates;
(v)Business methods and marketing strategies of the Company, the Bank, or any of their affiliates;
(vi)The terms and conditions of this Agreement and any documents or instruments executed in connection herewith that are not of public record.

•“Disability” shall mean a condition: (a) which causes the Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months; or (b) which results in his receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Disability shall be deemed to exist only when the disability has been certified to the Board of Directors of the Company by a licensed physician approved by the Board of Directors of the Company.

•“Effective Date” shall mean Monday, May 4, 2026.

•“Good Reason” shall mean the occurrence of any of the following events during the Term without the Executive's express written consent:
(i)a material diminution in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated);
(ii)a material reduction in the Executive's annual rate of Base Compensation or Executive’s target annual bonus opportunity;
(iii)a relocation of Executive’s assigned principal place of employment by more than fifty (50) “driving” miles; or
(iv)following an initial six (6) month transition period at the beginning of the Term, a requirement that the Executive report to a corporate officer or employee rather than directly to the Employer’s Board of Directors; or
(v)the failure to nominate or appoint the Executive to the Employer’s Board of Directors, as provide in this Agreement; provided, however, that any of the foregoing events or conditions shall be deemed to constitute Good Reason only if (A) the Executive provides written notice to the Bank of the event or condition alleged to constitute Good Reason within ninety (90) days following the Executive's first knowledge of such event or condition constituting Good Reason, and (B) such event or condition shall remain uncured for a period of thirty (30) days after such notice is given. The Parties intend that a termination of the Executive’s employment for Good Reason shall constitute an involuntary Separation from Service for purposes of Section 409A, and this provision shall be interpreted in a manner consistent with such intention.

•“Notice of Termination” shall mean the written communication provided to the other party in the event of the Executive’s termination of employment (i) by the Employer for Cause or on account of the Executive’s Disability or (ii) by the Executive for Good Reason. A Notice of Termination must indicate the specific provisions in this Agreement upon which the applicable party relies as the basis for the Executive’s termination of employment and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of employment under the provisions so indicated.

•“Restricted Period” shall mean the period commencing on the Effective Date and terminating on the first (1st) anniversary of the expiration of the Term under Section 4 or the termination of the Executive’s employment with the Employer for any reason under Section 8.